Exhibit 10.18

MLA No. E539D

AMENDMENT

THIS AMENDMENT is entered into as of July 29, 2003, between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated June 20, 2001 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.       Section 10(A) of the MLA is hereby amended and restated to read as follows:

SECTION 10.  Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A) Current Ratio.  The Company and its consolidated Subsidiary will, on a combined basis, have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof, a ratio of consolidated current assets to consolidated current liabilities (both as determined in accordance with GAAP consistently applied) of not less than 1.20 to 1.0 through and including April 30, 2004, and of not less than 1.35 to 1.0 thereafter.

2.       Section 10(C) of the MLA is hereby amended and restated to read as follows:

SECTION 10.  Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(C) Consolidated Funded Debt to Consolidated Cash Flow Ratio.  The Company and its consolidated Subsidiary, on a combined basis, will have at the end of each fiscal quarter of the Company, a Consolidated Funded Debt to Consolidated Cash Flow of not more than 4.0 to 1.0 calculated on a trailing four quarter basis through and including April 30, 2004, and of not more than 3.0 to 1.0 thereafter.  Consolidated Funded Debt means all debt which would in accordance GAAP, constitute long term debt and including any current portion thereof including:  (a) any debt with a maturity of more than one year after the creation of such debt, (b) any debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewables and extensions thereof) which pursuant to its terms would constitute long term debt in accordance with GAAP, (c) any Capital Lease obligation and (d) any guarantee with respect to Funded Debt of another person.  Notwithstanding anything to the contrary contained herein any debt outstanding under a revolving credit or similar agreement providing borrowings which is paid down for a period of 30 consecutive days during any 12 months period (and not merely refinanced with a short term credit facility) will not be deemed to constitute Funded Debt.  Consolidated Cash Flow shall mean the sum of Consolidated Net Earnings after taxes of the Company and its Subsidiaries plus:  (i) provision for any applicable income taxes; (ii) depreciation and amortization; and (iii) Consolidated Interest Expense for the period.

3.             Amendment Fee.  In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof, a fee in the amount of $4,500.00.

4.             Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA COMPANY, INC.

By:	By:	/s/ Thomas Friezen

Title:	Title:	CFO